Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS IMPROVED SECOND QUARTER SALES
AND CHANGE IN ACCOUNTING FOR PRENEED SELLING COSTS

NEW ORLEANS, LA, June 7, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the second quarter of fiscal year 2005, and announced a change in its method of accounting for selling costs related to preneed funeral and preneed cemetery sales. On May 31, 2005, the Company decided to change its method of accounting for preneed selling costs so that they will be expensed in the period incurred rather than deferred and amortized. The change will be effective as of the beginning of the current fiscal year, resulting in a write off of the balance in unamortized deferred selling costs, the elimination of any further amortization of deferred selling costs, and the expensing of all selling costs as they are incurred in fiscal year 2005 and future years. The change is discussed in more detail under the heading “Change in Accounting Method” below.

For the quarter ended April 30, 2005, the Company reported a net loss of $4.0 million, or $.04 per diluted share. For the comparable quarter of 2004, the Company reported net earnings of $14.8 million, or $.14 per diluted share. Both the 2005 and 2004 periods were significantly affected by the items reflected in the reconciliation below.

After adjusting both periods for the items in the reconciliation below and assuming the accounting change for preneed selling costs had occurred at the beginning of fiscal year 2004, the Company’s adjusted earnings from continuing operations were $16.1 million or $.15 per diluted share for the second quarter of 2005, representing an increase of 40 and 36 percent, respectively, compared to $11.5 million or $.11 per diluted share for the second quarter of 2004.

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The Company reported a net loss for the six months ended April 30, 2005 of $136.3 million, or $1.24 per diluted share. For the six months ended April 30, 2004, net earnings were $26.5 million, or $.24 per diluted share.

Adjusted earnings from continuing operations were $26.3 million or $.24 per diluted share for the first six months of 2005, compared to $23.2 million or $.21 per diluted share for the first six months of 2004.

A reconciliation of the Company’s net earnings to adjusted earnings from continuing operations for the three and six months ended April 30, 2005 and 2004 is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.

Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)
(all items are net of income taxes)

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2005		2004		2005		2004
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$(4.0)	$(.04)	$14.8	$.14	$(136.3)	$(1.24)	$26.5	$.24
Add (Subtract): Loss (earnings) from discontinued operations	0.1	—	(2.1)	(.02)	—	—	(2.3)	(.02)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	—	—	141.3	1.29	—	—

Earnings (loss) from continuing operations	$(3.9)	$(.04)	$12.7	$.12	$5.0	$.05	$24.2	$.22
Subtract: Pro forma adjustment for accounting change (1)	—	—	(1.4)	(.01)	—	—	(2.0)	(.02)
Add: Charge related to operating leases (1)	1.1	.01	—	—	1.1	.01	—	—
Add: Separation charges	—	—	0.1	—	—	—	1.3	.01
Add (Subtract): (Net gains on dispositions) and impairment losses	(0.3)	—	0.1	—	(0.7)	(.01)	(0.3)	—
Add: Loss on early extinguishment of debt	19.2	.18	—	—	20.9	.19	—	—

Adjusted earnings from continuing operations	(2)$16.1	(2)$.15	$11.5	$.11	$26.3	$.24	$23.2	$.21

(1) The pro forma adjustment for the accounting change represents the net deferred selling costs that would have reduced 2004 earnings if the accounting change had been implemented in fiscal year 2004. The charge related to operating leases in 2005 represents a cumulative adjustment for all prior periods to correct the manner in which the Company accounted for rent escalations and leasehold improvement amortization. These pro forma adjustments are discussed in more detail under the headings “Change in Accounting Method,” “Accounting for Leasehold Expenses” and in the reconciliation of non-GAAP financial measures under the heading “Pro Forma Gross Profit and Margins” below.

(2) Had the Company not implemented the change in accounting for preneed selling costs, adjusted earnings from continuing operations for the second quarter of 2005 would have been higher than currently reported by $0.7 million after tax, which still would have resulted in $.15 per diluted share.

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Kenneth C. Budde, Chief Executive Officer, stated, “We were very pleased with our operating results in the second quarter, which showed substantial improvement over our first quarter of 2005 and our second quarter of 2004. We achieved significant sales improvements with an increase of over 2 percent in the average revenue per funeral service, an increase in same-store funeral services performed of 4.4 percent, an increase in cemetery property sales of 6 percent and an increase in preneed funeral sales of 16 percent, comparing the second quarters of 2005 and 2004. In addition to an increase in the number of deaths in our markets during the second quarter, we believe that our improved performance also reflects the success of our initiatives to grow the business, including our funeral home incentive compensation plan and our focus on increasing property sales in our cemeteries. The data we use to track our local funeral markets suggests that our market share has increased slightly on a year-to-date basis compared to last year. Our efforts are producing positive results as we are achieving the goals we established for the fiscal year.”

Revenue from continuing operations increased $5.5 million in the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004, due primarily to an increase in the number of families served by the Company’s funeral homes and cemeteries. Funeral revenue increased $3.9 million to $75.5 million, primarily resulting from a 4.4 percent increase in the number of funeral services performed by same-store funeral homes. Cemetery revenue increased $1.6 million to $61.1 million, due primarily to increases in cemetery property sales and cemetery merchandise deliveries, which were partially offset by a decrease in cemetery trust earnings and a decrease in revenue associated with the construction of cemetery projects during the quarter. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

Mr. Budde commented, “We implemented a funeral home incentive compensation plan during the first quarter of 2005, whereby employees are rewarded for achieving certain criteria. As a result of this incentive, every employee at each of our funeral homes knows the monthly goal and is focused, more than ever before, on the needs of each family served and on what makes our business successful. Our employees are becoming more aware of how their particular job contributes to the overall success of the Company. We believe this new incentive program has contributed to the substantially improved results of the second quarter, and we expect that this program will continue to foster a sense of ownership in our funeral homes.”

During the second quarter of 2005, the Company’s same-store funeral operations achieved a 3.9 percent increase in the average revenue per traditional funeral service and a 5.0 percent increase in the average revenue per cremation service. These gains were partially offset by a year-over-year reduction in funeral trust earnings, resulting in an overall 2.2 percent increase in the average revenue per funeral service for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in the second quarter of fiscal year 2005 than in the second quarter of fiscal year 2004 due to lower investment returns realized in the Company’s preneed funeral trust funds during previous years.

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Preneed funeral sales increased 16 percent and cemetery property sales increased 6 percent for the second quarter of fiscal year 2005 compared to the second quarter of the prior year. During the first six months of 2005, preneed funeral sales increased 8 percent and cemetery property sales increased 4 percent, which is in line with the Company’s stated goal to increase preneed funeral and cemetery property sales by 4 to 8 percent for fiscal year 2005.

Mr. Budde stated, “Last year, we implemented new aggressive growth strategies that strategically targeted our cemeteries with the greatest potential for growth, and we developed specific plans to increase sales in each of these businesses. Each had a tailored plan to meet the specific opportunities presented by the individual location to retain and attract new customers to our businesses. We expanded the implementation of these strategies in 2005 to additional cemeteries and to funeral homes with the greatest potential for growth, and we believe this has contributed to our strong performance.”

Interest expense decreased $5.3 million to $6.7 million in the second quarter of fiscal year 2005, primarily resulting from the refinancing of the Company’s senior secured credit facility during November 2004 and the refinancing of $300 million 10 3/4% notes during February 2005 as previously disclosed. As of April 30, 2005, the Company had outstanding debt of $418.5 million and cash of $18.5 million.

Cash flow from operations for the second quarter of 2005 was $30.9 million, and free cash flow was $25.8 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”)

On March 17, 2005, the Company completed its $28 million stock repurchase program, having repurchased 4.4 million shares since the inception of the program. On March 28, 2005, the Company announced a new stock repurchase program of up to $30 million.

On March 28, 2005, the Company announced the initiation of a quarterly cash dividend of two and one-half cents per share of common stock, or $2.7 million, which was paid on April 29, 2005.

Mr. Budde concluded, “We continue to focus on growing our funeral and cemetery businesses. Last year we restructured and reduced our operating costs, and now — more than ever before — we are focused on core revenue growth and closely managing costs. We are achieving our goals, including growth in preneed funeral and cemetery property sales, number of families served, average revenue per funeral service, and strong funeral and cemetery margins. Our focus on these key business drivers resulted in solid improvements for the quarter. Our second quarter performance puts us well on track to meeting our goals for fiscal year 2005.”

Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Continuing Operations in Fiscal Year 2005.”

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Change in Accounting Method

On May 31, 2005, the Company changed its method of accounting for selling costs incurred related to preneed funeral and cemetery service and merchandise sales. The Company has applied this change in accounting principle effective November 1, 2004. Therefore, the Company’s results of operations for the three and six months ended April 30, 2005 are reported on the basis of the changed method. If the Company had not changed its method of accounting, adjusted earnings from continuing operations in the second quarter of 2005 would have been higher than currently reported by $1.2 million, or $0.7 million after tax, resulting in $.15 per diluted share.

Prior to this change, the Company deferred and capitalized preneed selling costs that varied with and were primarily related to the production of the deferred revenues associated with preneed funeral and cemetery contracts, and then amortized and expensed these deferred preneed selling costs in proportion to the revenue recognized upon the delivery of preneed contracts.

The Company has decided to change its accounting for preneed selling costs so that they will be expensed in the period incurred. The accounting treatment of preneed selling costs has recently received significant attention in the deathcare industry. Until this year, of the four largest public death care companies, three (including the Company) deferred and amortized preneed selling costs. However, earlier this year the largest of the companies decided to change its accounting principles to expense preneed selling costs as incurred. The second largest of the companies has been expensing those costs as incurred for some time.

The Company has examined its accounting for preneed selling costs and concluded that expensing these costs as they are incurred would be preferable to the old method because it will make its reported results more comparable with those of the two largest public death care companies, better align the costs of obtaining preneed contracts with the cash outflows associated with obtaining such contracts, and eliminate the burden of maintaining deferred selling cost records.

Because the accounting change will be effective at the beginning of the fiscal year, the Company will file an amended Form 10-Q for the quarter ended January 31, 2005 to restate its first quarter results to reflect the change and to record the cumulative effect of the change of $234.5 million, or $141.3 million after tax. This amount represents the cumulative balance of deferred preneed selling costs recorded on the Company’s consolidated balance sheet in Deferred Charges as of October 31, 2004. In addition to the cumulative effect of the change, the net effect of the restatement on results for the first quarter of 2005 will be an increase in net preneed selling costs of approximately $1.0 million ($0.6 million after tax). Similarly, the change increased second quarter costs by approximately $1.2 million ($0.7 million after tax). The restatement will have no impact on cash balances or cash flow. If fiscal year 2004 had been reported using the new method of accounting, funeral and cemetery costs would have increased by approximately $6.7 million ($4.2 million after tax) for the full year.

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Accounting for Leasehold Expenses

In addition, during the Company’s second quarter, the Securities and Exchange Commission (“SEC”) clarified the appropriate interpretation of the accounting rules applicable to leases in a letter to the American Institute of Certified Public Accountants. The Company subsequently reviewed its lease-related accounting practices and determined that certain adjustments related to rent escalations and leasehold improvement amortization were necessary. The cumulative effect of these adjustments for all prior periods amounted to a charge of $1.8 million, or $1.1 million after tax, and is reflected as a non-cash charge to funeral and cemetery segment costs in the second quarter of 2005. The Company has concluded that the impact of this adjustment to prior periods was not material to the consolidated financial statements.

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Pro Forma Gross Profit and Margins (reconciliation of non-GAAP financial measure)

In the tables below, results from continuing operations for the three and six month periods ended April 30, 2005 are presented as reported, which reflects the change in accounting for preneed selling costs and includes the non-cash charge related to prior period operating lease expense; the pro forma results eliminate the non-cash charge for prior period operating lease expense.

Results from continuing operations for the three and six month periods ended April 30, 2004 are presented as reported, and are also presented on an adjusted pro forma basis as if the change in accounting for preneed selling costs had been adopted on November 1, 2003.

The Company believes this information provides additional insight into the Company’s operating performance as it eliminates the effects of the items described above, which are not comparable in the Company’s reported results.

	Three Months Ended April 30,
	Reported	Charge for	Pro Forma	Reported	Net Deferred	Pro Forma
	2005	Leases(1)	2005	2004	Selling Costs(2)	2004
Gross profit (in thousands)
Funeral	$19,157	$1,823	$20,980	$21,350	$(1,557)	$19,793
Cemetery	15,943	15	15,958	15,468	(754)	14,714

Gross profit	$35,100	$1,838	$36,938	$36,818	$(2,311)	$34,507

Margins
Funeral	25.4%		27.8%	29.9%		27.7%
Cemetery	26.0%		26.1%	25.9%		24.7%
Gross margin	25.7%		27.0%	28.1%		26.3%

	Six Months Ended April 30,
	Reported	Charge for	Pro Forma	Reported	Net Deferred	Pro Forma
	2005	Leases(1)	2005	2004	Selling Costs(2)	2004
Gross profit (in thousands)
Funeral	$38,600	$1,823	$40,423	$44,181	$(2,152)	$42,029
Cemetery	27,083	15	27,098	29,634	(999)	28,635

Gross profit	$65,683	$1,838	$67,521	$73,815	$(3,151)	$70,664

Margins
Funeral	26.3%		27.5%	30.2%		28.7%
Cemetery	23.4%		23.4%	25.6%		24.8%
Gross margin	25.0%		25.7%	28.2%		27.0%

(1) The $1,838 in 2005 represents a cumulative adjustment for all prior periods to correct the manner in which the Company accounted for rent escalations and leasehold improvement amortization. This adjustment for prior periods was deemed to be immaterial and recorded as a charge to segment gross profit during the second quarter of fiscal year 2005.

(2) In 2004, the Company deferred preneed selling costs and amortized them into expense in proportion to the revenue recognized upon the delivery of preneed contracts. In 2005, the Company expenses these costs as incurred. In order to present 2004 results comparable to 2005 results which include the accounting change, the “Net Deferred Selling Costs” column removes that amortization and includes in expense the preneed selling costs incurred during 2004. The result of that calculation is the net deferred selling costs that would have reduced 2004 gross profit if the accounting change had been implemented in fiscal year 2004, which was $2,311 for the three months ended April 30, 2004 and $3,151 for the six months ended April 30, 2004.

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In the following discussion, under the headings “Second Quarter Results From Continuing Operations” and “Year to Date Results From Continuing Operations” the Company is referring to comparable results as reconciled above under the heading “Pro Forma Gross Profit and Margins.”

Second Quarter Results From Continuing Operations

•	Funeral revenue increased $3.9 million to $75.5 million, principally due to a 4.4 percent increase in the number of same-store funeral services performed and a 2.2 percent increase in the average revenue per same-store funeral service performed. (The Company experienced a total increase of 686 funeral services out of the 15,573 total same-store funeral services performed.)

•	The Company’s same-store businesses achieved average revenue increases of 3.9 percent per traditional funeral service and 5.0 percent per cremation service for the quarter, partially offset by a year-over-year reduction in funeral trust earnings, resulting in an overall increase of 2.2 percent in the average revenue per funeral service performed.

•	The cremation rate for the Company’s same-store businesses remained flat at 36.7 percent.

•	Cemetery revenue increased $1.6 million to $61.1 million, due primarily to increases in cemetery property sales and merchandise deliveries, which was partially offset by a decrease in cemetery trust earnings and a decrease in revenue associated with the construction of cemetery projects during the quarter. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The Company realized an annual average return of 3.7 percent in its perpetual care trust funds during the second quarter of 2005 compared to 4.5 percent in the comparable period of 2004.

•	During the Company’s second quarter, the SEC clarified the appropriate interpretation of the accounting rules applicable to leases. Based on this clarification, the Company corrected its accounting for rent escalations and leasehold improvement amortization. The net impact of $1.8 million, or $1.1 million after tax, which represents the cumulative adjustment related to operating leases for all prior periods, is reflected as a non-cash charge to funeral and cemetery segment costs in the second quarter of 2005. The impact of this adjustment to prior periods was not material to the consolidated financial statements.

•	Pro forma funeral margins were 27.8 percent compared to 27.7 percent for the same period in 2004. The 10 basis-point improvement resulted from increased funeral revenue, partially offset by a year-over-year reduction in revenue from funeral trust earnings and increased health insurance costs in the funeral segment.

•	Pro forma cemetery margins were 26.1 percent compared to 24.7 percent for the same period in 2004. The 140 basis-point improvement resulted from increased cemetery revenue as discussed above, partially offset by a decrease in cemetery trust earnings and increased health insurance costs in the cemetery segment.

•	Pro forma gross profit increased $2.4 million to $36.9 million due primarily to the increases in funeral and cemetery revenue as discussed above.

•	Corporate general and administrative expenses remained flat year over year at $4.6 million.

•	Other operating income, net was $0.3 million in the second quarter of 2005 compared to $0.5 million in the second quarter of 2004.

•	Interest expense decreased $5.3 million to $6.7 million primarily due to a 390 basis-point decrease in the average interest rate for the period resulting from recent debt refinancings, combined with a $37.0 million decrease in the average debt outstanding during the second quarter of 2005 compared to the second quarter of 2004.

•	During February 2005, the Company repurchased $298.3 million of its 10 3/4% notes and recorded a charge for early extinguishment of debt of approximately $30.0 million, representing $25.3 million for the tender premium, related fees and expenses and $4.7 million to write-off the remaining unamortized book value of fees on the prior notes. The debt was refinanced at lower interest rates.

•	Investment and other income, net remained flat at $0.1 million for both the second quarter of 2005 and the second quarter of 2004.

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Year to Date Results From Continuing Operations

•	Funeral revenue increased $0.7 million to $147.0 million, principally due to a 2.1 percent increase in the average revenue per funeral service performed, partially offset by a decrease of 216 funeral services, or 0.7 percent out of the 32,204 total funeral services performed by same-store funeral homes during the comparable six-month period of the previous year. Fiscal year 2004 included one more day than 2005 due to the fact that 2004 was a leap year. During the first six months of the prior year, the Company performed approximately 200 calls per day. After adjusting the 2004 results for the extra day, the Company would have performed approximately the same number of funeral services for the six-month period ended April 30, 2005 as the previous year.

•	The Company’s same-store businesses achieved average revenue increases of 3.2 percent per traditional funeral service and 5.6 percent per cremation service for the year, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 2.1 percent in the average revenue per funeral service performed.

•	The cremation rate for the Company’s same-store businesses was 36.9 percent for the first six months of 2005 compared to 36.5 percent for the first six months of 2004.

•	Cemetery revenue increased $0.3 million to $115.8 million due to an increase in property sales, which was partially offset by a decrease in cemetery trust earnings and a decrease in revenue associated with the construction of cemetery projects during the period. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

•	The Company realized an annual average return of 3.4 percent in its perpetual care trust funds during 2005 compared to 4.6 percent during 2004.

•	During the Company’s second quarter, the SEC clarified the appropriate interpretation of the accounting rules applicable to leases. Based on this clarification, the Company corrected its accounting for rent escalations and leasehold improvement amortization. The net impact of $1.8 million, or $1.1 million after tax, which represents the cumulative adjustment related to operating leases for all prior periods, is reflected as a non-cash charge to funeral and cemetery segment costs in the second quarter of 2005. The impact of this adjustment to prior periods was not material to the consolidated financial statements.

•	Pro forma funeral margins were 27.5 percent compared to 28.7 percent for the same period in 2004. Pro forma cemetery margins were 23.4 percent compared to 24.8 percent for the same period in 2004. The decrease in funeral and cemetery margins resulted from a year-over-year reduction in funeral and cemetery trust earnings, combined with increased health insurance costs in the funeral and cemetery segments.

•	Pro forma gross profit decreased $3.1 million to $67.5 million primarily due to a year-over-year reduction in funeral and cemetery trust earnings, combined with increased health insurance costs in the funeral and cemetery segments.

•	Corporate general and administrative expenses increased $0.3 million to $8.8 million due in large measure to professional fees associated with the Company’s Sarbanes-Oxley Section 404 effort.

•	During the first six months of 2004, the Company recorded separation charges of $2.1 million due to workforce reductions announced in December of 2003.

•	Other operating income, net was $0.5 million in the first half of 2005 compared to $0.9 million in the first half of 2004.

•	Interest expense decreased $7.5 million to $17.0 million primarily due to a 200 basis-point decrease in the average interest rate for the period resulting from recent debt refinancings, combined with a $56.5 million decrease in the average debt outstanding during 2005 compared to 2004.

•	On November 19, 2004, the Company completed the refinancing of its senior secured credit facility and recorded a charge for early extinguishment of debt of $2.7 million to write off the remaining unamortized fees related to the prior agreement. During February 2005, the Company repurchased its 10 3/4% notes and recorded a charge for early extinguishment of debt of approximately $30.0 million, representing $25.3 million for the tender premium, related fees and expenses and $4.7 million to write-off the remaining unamortized book value of fees on the prior notes. The debt was refinanced at lower interest rates.

•	Investment and other income, net was $0.2 million compared to an expense of $1.1 million in 2004, which resulted from the write-down of certain marketable securities during the first quarter of 2004.

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Depreciation and Amortization

•	Due to the change in the Company’s method of accounting for preneed selling costs related to preneed funeral and cemetery sales, effective November 1, 2004, the Company no longer amortizes these costs, but rather expenses them as incurred.

•	Depreciation and amortization from continuing operations and total operations was $5.5 million in the second quarter of 2005 compared to $6.0 million in 2004, excluding the amortization of deferred preneed selling costs.

•	Depreciation and amortization from continuing operations and total operations was $10.8 million for the first six months of 2005 compared to $11.7 million in 2004, excluding the amortization of deferred preneed selling costs.

Cash Flow Results and Outstanding Debt

•	Net cash provided by operating activities for the first six months of 2005 was $29.0 million, compared to $27.7 million for the first six months of 2004, which excludes a tax refund of $33.2 million received during the second quarter of fiscal year 2004 resulting from a change in tax accounting methods for cemetery merchandise revenue. Including the tax refund, cash flow from operations was $60.9 million for the first six months of 2004.

•	Free cash flow was $20.7 million for the first six months of 2005, compared to $20.5 million for the first six months of 2004, excluding the tax refund mentioned above. Including the tax refund, free cash flow was $53.7 million for the first six months of 2004. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	As of April 30, 2005, the Company had outstanding debt of $418.5 million and cash of $18.5 million.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 234 funeral homes and 145 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 877-704-5386. From outside the continental United States, call 913-312-1302. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until June 21, 2005. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
		2004
	2005	(As Reported)
Revenues:
Funeral	$75,524	$71,582
Cemetery	61,139	59,511

Total revenues	136,663	131,093

Costs and expenses:
Funeral	56,367	50,232
Cemetery	45,196	44,043

Total costs and expenses	101,563	94,275

Gross profit	35,100	36,818
Corporate general and administrative expenses	(4,582)	(4,621)
Separation charges	—	(138)
Gains on dispositions, net of impairment (losses)	421	(315)
Other operating income, net	261	504

Operating earnings	31,200	32,248
Interest expense	(6,671)	(11,953)
Loss on early extinguishment of debt	(30,057)	—
Investment and other income, net	111	57

Earnings (loss) from continuing operations before income taxes	(5,417)	20,352
Income tax expense (benefit)	(1,519)	7,615

Earnings (loss) from continuing operations	(3,898)	12,737
Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(186)	1,573
Income tax benefit	(94)	(447)

Earnings (loss) from discontinued operations	(92)	2,020

Net earnings (loss)	$(3,990)	$14,757

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.04)	$.12
Earnings from discontinued operations	—	.02

Net earnings (loss)	$(.04)	$.14

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.04)	$.12
Earnings from discontinued operations	—	.02

Net earnings (loss)	$(.04)	$.14

Weighted average common shares outstanding (in thousands):
Basic	109,506	107,438

Diluted	109,506	108,400

Dividends declared per common share	$.025	$—

Certain reclassifications have been made to the 2004 consolidated statement of earnings. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
		2004
	2005	(As Reported)
Revenues:
Funeral	$147,026	$146,309
Cemetery	115,786	115,526

Total revenues	262,812	261,835

Costs and expenses:
Funeral	108,426	102,128
Cemetery	88,703	85,892

Total costs and expenses	197,129	188,020

Gross profit	65,683	73,815
Corporate general and administrative expenses	(8,798)	(8,534)
Separation charges	—	(2,131)
Gains on dispositions, net of impairment losses	1,147	288
Other operating income, net	505	943

Operating earnings	58,537	64,381
Interest expense	(17,047)	(24,474)
Loss on early extinguishment of debt	(32,708)	—
Investment and other income (expense), net	219	(1,068)

Earnings from continuing operations before income taxes	9,001	38,839
Income taxes	4,008	14,640

Earnings from continuing operations	4,993	24,199
Discontinued operations:
Earnings from discontinued operations before income taxes	127	2,001
Income tax expense (benefit)	125	(285)

Earnings from discontinued operations	2	2,286

Cumulative effect of change in accounting principle (net of $93,235 income tax benefit)	(141,318)	—

Net earnings (loss)	$(136,323)	$26,485

Basic earnings (loss) per common share:
Earnings from continuing operations	$.05	$.22
Earnings from discontinued operations	—	.03
Cumulative effect of change in accounting principle	(1.30)	—

Net earnings (loss)	$(1.25)	$.25

Diluted earnings (loss) per common share:
Earnings from continuing operations	$.05	$.22
Earnings from discontinued operations	—	.02
Cumulative effect of change in accounting principle	(1.29)	—

Net earnings (loss)	$(1.24)	$.24

Weighted average common shares outstanding (in thousands):
Basic	109,293	107,660

Diluted	109,506	108,177

Dividends declared per common share	$.025	$—

Certain reclassifications have been made to the 2004 consolidated statement of earnings. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2005 AND 2004
(Unaudited)

The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. During the first six months of 2005, the Company recorded losses on the early extinguishment of debt of $32.7 million, gains on dispositions, net of impairment losses, of $1.1 million and a non-cash charge related to operating leases of $1.8 million, which are included in EBITDA from continuing operations presented below. During the first six months of 2004, the Company recorded separation charges of $2.1 million and gains on dispositions, net of impairment losses, of $0.3 million, which are included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the charges discussed above and adjusts 2004 results for the accounting change implemented in fiscal year 2005, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods. Management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (loss) (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three months and six months ended April 30, 2005 and 2004:

Adjusted EBITDA from Continuing Operations	Three Months Ended		Six Months Ended
	April 30,		April 30,
(Dollars in millions)	2005	2004	2005	2004
Consolidated net earnings (loss)	$(4.0)	$14.8	$(136.3)	$26.5
Add (Subtract): Loss (earnings) from discontinued operations	0.1	(2.1)	—	(2.3)
Add: Cumulative effect of change in accounting for preneed selling costs	—	—	141.3	—

Earnings (loss) from continuing operations	(3.9)	12.7	5.0	24.2
Add: Depreciation and amortization from continuing operations	5.5	12.7	10.9	25.2
Add: Interest expense	6.7	12.0	17.0	24.5
Add: Income tax expense (benefit) from continuing operations	(1.5)	7.7	4.0	14.6

EBITDA from continuing operations	6.8	45.1	36.9	88.5
Add: Charge related to operating leases	1.8	—	1.8	—
Subtract: Adjustment for preneed selling costs	—	(9.1)	—	(16.6)
Add: Separation charges	—	0.1	—	2.1
Add (Subtract): (Net gains on dispositions) and impairment losses	(0.4)	0.3	(1.1)	(0.3)
Add: Loss on early extinguishment of debt	30.0	—	32.7	—

Adjusted EBITDA from continuing operations	$38.2	$36.4	$70.3	$73.7

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2005 AND 2004
(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and six months ended April 30, 2005 and 2004:

Free Cash Flow	Three Months Ended		Six Months Ended
	April 30,		April 30,
(Dollars in millions)	2005	2004	2005	2004(1)
Net cash provided by operating activities	$30.9	$24.9	$29.0	$60.9
Less: Maintenance capital expenditures	5.1	3.2	8.3	7.2

Free cash flow	$25.8	$21.7	$20.7	$53.7

(1) Includes a cash inflow of $33.2 million for tax refunds received.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent registered public accounting firm or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the Company’s initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are included under “Cautionary Statements” in this press release and are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended January 31, 2005.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal forecasts and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

-more-	-15-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

      The Company expects to generate $50 to $60 million in cash flow from operations. Adjusted earnings from continuing operations for fiscal year 2005 are expected to be in the range of $.42 to $.46 per diluted share, which specifically exclude the following:

•	Gains or losses associated with asset dispositions

•	Gains or losses associated with early extinguishments of debt and changes in capital structure, including the effects described in (5) below

•	The non-cash charge related to prior period operating leases

•	The cumulative effect of the change in accounting for preneed selling costs

      The Company’s 2005 forecast from continuing operations is intended to reflect forecasted same-store results. The Company believes it is appropriate to use the range of diluted earnings per share provided herein because of the uncertainty of possible developments described below under “Principal Assumptions.”

      For a further discussion of risks related to the Company’s business that could affect this outlook, please refer to “Cautionary Statements” included in this press release and in Item 5 of the Company’s Form 10-Q for the quarter ended January 31, 2005.

Principal Assumptions

      The Company’s 2005 forecast from continuing operations is based on the following principal assumptions:

(1)	The average revenue per traditional and cremation funeral service performed is expected to increase by about 2 to 3 percent, excluding any impact from funeral trust earnings. Increases in average revenue per funeral service performed may be partially offset by a decrease in the number of families served by continuing operations in 2005 as compared to 2004. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2005 as in 2004, and the lower end assumes a possible reduction in the number of families served of up to 2 percent.

(2)	Cemetery property sales are expected to increase by 4 to 8 percent.

(3)	Total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trust funds, is expected to be down from that recognized in 2004.

(4)	While the Company intends to control costs, it does not anticipate further cost cuts as significant as those implemented during fiscal year 2004.

(5)	As a result of refinancing the Company’s senior secured credit facility in November 2004 and of refinancing $298.3 million of its 10 3/4% notes in February 2005, combined with continued debt reduction, interest expense is expected to decrease significantly for fiscal year 2005. During the first six months of fiscal year 2005, the Company recorded charges for early extinguishment of debt of $32.7 million and expects to incur approximately $0.1 million during the third quarter of fiscal year 2005 related to the redemption of the remaining $1.7 million of its 10 3/4% notes. The Company’s adjusted earnings per share forecasts do not include these charges for early extinguishment of debt, but do include the expected interest savings related to these refinancings.

(6)	Cash flow for fiscal year 2005 is expected to be consistent with fiscal year 2004 with the exception of the tax refund of $33.2 million received during fiscal year 2004.

(7)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2004, for dividends and stock repurchases, to further reduce debt or for growth initiatives as appropriate.

(8)	The Company expects to spend approximately $2 million on its Sarbanes Oxley Section 404 compliance effort. This represents external costs and does not include internal personnel allocated to the project.

-more-	-16-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

(Dollars in millions, except per share amounts)

The Company is revising its guidance for fiscal year 2005 to include $2 million of costs related to Sarbanes Oxley Section 404 compliance, approximately $5 to $8 million of net preneed selling costs, reflecting the elimination of approximately $30 million in amortization of deferred preneed selling costs and the addition of approximately $35 to $38 million in preneed selling expenses expected to be incurred and expensed during the year. The Company’s forecast for net cash flow from operations did not change.

Revised Fiscal Year 2005 Forecast (1)

Income Statement Items
Revenue	$505 - $525
Gross profit	$120 - $135
Operating earnings	$100 - $115

Adjusted Earnings per share (diluted)	$.42 - $.46

Adjusted Net Earnings	$46 - $51
Add: Depreciation and amortization	$20 - $25
Add: Interest expense	$28 - $33
Add: Income taxes	$29 - $32

Adjusted EBITDA	$123 - $141

Cash Flow Items
Net cash provided by operating activities	$50 - $60
Less: Maintenance capital expenditures	$16 - $18

Free Cash Flow	$34 - $42

(1) Excludes any gains or losses associated with asset dispositions, charges for early extinguishments of debt, non-cash charge relating to operating leases, and the cumulative effect of accounting change. See reconciliation of the non-GAAP financial measure, “Adjusted Earnings from Continuing Operations” included in this press release.

-more-	-17-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	our ability to consummate acquisitions;

•	impact of our initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended January 31, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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